Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Sigma Designs, Inc. of our report dated April 15, 2015, with respect to the consolidated balance sheets of Sigma Designs, Inc. and subsidiaries as of January 31, 2015 and February 1, 2014 and the related consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended January 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 31, 2015, which report appears in the January 31, 2015 annual report on Form 10-K of Sigma Designs, Inc.

ArmaninoLLP San Jose, California April 15, 2015